Exhibit 99.2

Independent Auditors’ Report

The Board of Directors and Stockholders

Epoch Biosciences, Inc.

We have audited the accompanying balance sheets of Epoch Biosciences, Inc. as of December 31, 2002 and 2003, and the related statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Epoch Biosciences, Inc. as of December 31, 2002 and 2003, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the financial statements, the Company has adopted the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets.” SFAS No. 142 provides that beginning in January 2002, goodwill will no longer be amortized. It is now subject to testing for impairment at least annually.

/s/ KPMG LLP

Seattle, Washington

February 23, 2004

Epoch Biosciences, Inc.

Balance Sheets

	December 31, 2002	December 31, 2003
Assets
Current assets:
Cash and cash equivalents	$3,507,645	$4,415,298
Accounts receivable, net of allowance of $32,086 and $63,311	2,031,600	1,342,377
Inventory	461,381	97,540
Prepaid expenses and other assets	348,778	216,547

Total current assets	6,349,404	6,071,762

Property and equipment, net	3,947,995	2,569,552
Identifiable intangible assets, net	1,967,632	867,647
Goodwill	2,151,846	—

Restricted cash	614,739	653,723
Other assets	24,550	10,000

Total assets	$15,056,166	$10,172,684

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term obligations	$282,451	$524,562
Accounts payable and accrued liabilities	2,033,575	1,452,733
Deferred revenue – current portion	877,258	451,338

Total current liabilities	3,193,284	2,428,633

Long-term obligations, less current portion	511,731	358,764
Deferred revenue, less current portion	2,324,744	2,510,548
Deferred rent	245,582	332,984

Stockholders’ equity:
Preferred stock, par value $.01; 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, par value $.01; 50,000,000 shares authorized; shares issued and outstanding: 25,683,589 at December 31, 2002 and 26,155,484 at December 31, 2003	256,836	261,555
Additional paid-in capital	82,743,658	83,191,731
Accumulated deficit	(74,219,669)	(78,911,531)

Total stockholders’ equity	8,780,825	4,541,755

Total liabilities and stockholders’ equity	$15,056,166	$10,172,684

See accompanying notes to financial statements.

Epoch Biosciences, Inc.

Statements of Operations

	Years Ended December 31,
	2001	2002	2003
Revenues:
Product sales	$4,461,349	$6,661,817	$2,744,695
License fees and royalty income	935,768	2,693,874	5,214,511
Contract research revenue	2,123,984	1,870,253	942,064

Total revenues	7,521,101	11,225,944	8,901,270

Operating expenses:
Cost of product sales	3,092,057	4,143,924	2,197,901
Research and development	4,833,926	4,677,306	4,121,117
Selling, general and administrative	4,601,617	5,722,619	4,065,201
Termination or license rights	—	—	424,828
Loss on sale of San Diego operations	—	—	2,804,862

Total operating expenses	12,527,600	14,543,849	13,613,909

Operating loss	(5,006,499)	(3,317,905)	(4,712,639)

Interest income, net	430,350	102,199	20,777

Net loss	$(4,576,149)	$(3,215,706)	$(4,691,862)

Net loss per share - basic and diluted	$(0.18)	$(0.13)	$(0.18)

Weighted average number of common shares outstanding basic and diluted	25,588,856	25,663,171	25,982,269

See accompanying notes to financial statements.

Epoch Biosciences, Inc.

Statements of Stockholders’ Equity

	Common Stock		Additional Paid-In Capital	Deferred Compensation	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount
Balance at December 31, 2000	24,969,118	$249,691	82,302,448	(63,922)	(66,427,814)	16,060,403

Exercise of stock options	51,143	512	50,381			50,893
Exercise of warrants	631,416	6,314	326,061			332,375
Issuance of warrant to consultant			8,859			8,859
Amortization of deferred compensation				63,922		63,922
Net loss					(4,576,149)	(4,576,149)

Balance at December 31, 2001	25,651,677	$256,517	82,687,749	—	(71,003,963)	11,940,303

Exercise of stock options	31,912	319	17,825			18,144
Issuance of warrant to consultant			38,084			38,084
Net loss					(3,215,706)	(3,215,706)

Balance at December 31, 2002	25,683,589	$256,836	82,743,658	—	(74,219,669)	8,780,825

Exercise of stock options	188,562	1,886	235,456			237,342
Exercise of warrants	283,333	2,833	209,667			212,500
Issuance of warrant to consultant			2,950			2,950
Net loss					(4,691,862)	(4,691,862)

Balance at December 31, 2003	26,155,484	$261,555	83,191,731	—	(78,911,531)	4,541,755

See accompanying notes to financial statements.

Epoch Biosciences, Inc.

Statements of Cash Flows

	Years Ended December 31,
	2001	2002	2003
Cash flows from operating activities:
Net loss	$(4,576,149)	$(3,215,706)	$(4,691,862)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization:
Property and equipment	694,761	885,715	788,827
Intangible assets	523,477	295,498	178,833
Deferred stock compensation	63,922	—	—
Issuance of common stock warrants for services	8,859	38,084	2,950
Loss on sale of San Diego operations	—	—	2,804,862
Termination of license rights	—	—	424,828
Interest accrued on restricted cash	(45,024)	(40,093)	(38,984)
Deferred revenue	1,267,866	(444,053)	(240,116)
Deferred rent	143,503	102,079	87,402
Changes in operating assets and liabilities, net of assets sold or acquired:
Accounts receivable	(155,904)	(1,678,010)	664,223
Inventory	(80,499)	(303,681)	258,806
Prepaid expenses and other assets	9,134	(9,775)	63,896
Accounts payable and accrued liabilities	126,709	474,558	(580,842)

Net cash used in operating activities	(2,019,345)	(3,895,384)	(277,177)

Cash flows from investing activities:
Release of security deposit on facilities	—	100,000	—
Investment in license rights	(1,000,000)	—	—
Proceeds from sale of assets, net	—	—	1,081,561
Acquisition of property and equipment	(1,605,147)	(981,351)	(435,717)
Acquisition of assets	(357,692)	—	—

Net cash provided by (used in) investing activities	(2,962,839)	(881,351)	645,844

Cash flows from financing activities:
Proceeds from bank loan	—	847,352	657,379
Repayment of long-term obligations	(34,146)	(70,515)	(568,235)
Proceeds from exercise of warrants	332,375	—	212,500
Proceeds from exercise of stock options	50,893	18,144	237,342

Net cash provided by financing activities	349,122	794,981	538,986

Net increase (decrease) in cash and cash equivalents	(4,633,062)	(3,981,754)	907,653
Cash and cash equivalents at beginning of year	12,122,461	7,489,399	3,507,645

Cash and cash equivalents at end of year	$7,489,399	$3,507,645	$4,415,298

Supplemental disclosure of cash flow information – Interest payments	$9,156	$7,918	$38,946
Non-cash investing activities–Sale of San Diego Operations:
Assets	$—	$—	$4,204,862
Liabilities	$—	$—	$318,439

See accompanying notes to financial statements.

Epoch Biosciences, Inc.

Notes To Financial Statements

December 31, 2003

(1)	Nature of Business and Summary of Significant Accounting Policies

Nature of Business

Epoch Biosciences, Inc. develops technologies and products to help scientists, clinicians, and physicians around the world perform genetic research to improve our lives and our environment. Genetic analysis has become a pervasive activity in academic, biopharmaceutical, clinical, agricultural, veterinary and forensic laboratories. Our technologies facilitate rapid, accurate and cost-effective genetic analysis at the scale necessary to generate the massive amounts of genetic information being studied today.

As the human genome and other animal and plant genomes are sequenced, the task of understanding the structure and function of genes lies before us. Researchers want to know when and why a gene switches on and begins producing its protein (gene expression) and what the gene’s protein does in the body (proteomics); they also want to know what the genetic differences among individuals mean for their health and susceptibility to disease. For example, single nucleotide polymorphisms, or SNPs, are tiny differences in our DNA that make humans different from one another. SNPs have been linked to susceptibility to diseases, and to people’s response to medications.

Because of the importance of understanding the structure and function of genes, companies have moved quickly to design and manufacture automated genetic analysis systems. We develop patented technologies that improve the output of these systems and that are compatible with many of the genetic analysis systems currently in use or in development.

Our technologies are useful in genetic research, diagnostics, drug development, clinical diagnostics, infectious disease, oncology, genetic disease, and population screening to assess our risk of disease or to predict our response to drugs. Epoch’s products also have application in forensics, food testing, and environmental testing, including bio-warfare and bioterrorism.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash Equivalents

All highly liquid investments with a maturity of three months or less at the date of purchase are considered to be cash equivalents. Cash equivalents consist of money market accounts and treasury bills.

Financial Instruments and Concentrations of Credit Risk

The Company’s financial instruments consist of cash, cash equivalents, accounts receivable, accounts payable and accrued liabilities and equipment loans from a commercial bank. The fair value of these instruments approximates their financial statement carrying amounts due to their short maturities or floating interest rates.

Credit is extended based on an evaluation of a customer’s financial condition and collateral is generally not required. The majority of revenues are derived from private and public companies and public enterprises in the research market in the United States.

The table below summarizes the revenue and accounts receivable of our customers where our risk is significantly concentrated.

Customer	Percent of Revenues Years Ended December 31,			Accounts Receivable At December 31,
	2001	2002	2003	2002	2003
Applied Biosystems, Inc.	56%	52%	56%	$875,000	$1,133,541
Amersham Biosciences	0%	11%	12%	795,000	18,026

On October 6, 2003, we terminated our distribution and licensing agreement with Amersham Biosciences. The agreement, which began in 2002, established Amersham as the exclusive worldwide sales, marketing and distribution partner to the research field of Epoch’s MGB Eclipse™ Probe Systems for SNPs, and the co-exclusive worldwide sales and marketing partner to the research field for gene expression.

We had two active grants from the Federal Government which were completed in 2003. We recognized $114,000, $380,000, and $402,000 in grant revenue in 2001, 2002, and 2003, respectively. We do not have any active grants at this time.

Inventory

Inventories are stated at the lower of cost, measured by the first-in and first-out method, or market value, as follows:

	December 31,
	2002	2003
Raw materials inventory	$125,582	$—
Finished goods inventory	335,799	97,540

Total inventory	$461,381	$97,540

Property and Equipment

Property and equipment are stated at cost. Depreciation of equipment is provided on the straight-line method over the assets’ estimated useful lives, generally three to five years. Amortization of leasehold improvements and capital leases is provided on the straight-line method over the lesser of the estimated useful life or the term of the lease. Repairs and maintenance are expensed as incurred.

Identifiable Intangible Assets

Intangible assets are stated at cost. Amortization of identifiable intangible assets is provided on the straight-line method over the life of the asset. License rights are tied to the expiration date of the underlying patent which generally results in a life of 15 to 17 years.

Goodwill

The excess of the aggregate purchase price over the fair value of the net tangible and specifically identifiable intangible assets of businesses acquired in purchase transactions is recorded as goodwill. Through December 31, 2001, goodwill was amortized over 15 years using the straight-line method. Business acquisition costs allocated to covenants not to compete are amortized over the terms of the agreement using the straight-line method.

In July 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 142, Goodwill and Other Intangible Assets. Under SFAS No. 142, goodwill and other indefinite-lived intangible assets, including any such intangibles recorded in past business combinations, are no longer amortized beginning January 1, 2002. SFAS No. 142 specifies that no amortization is recorded for goodwill and other indefinite-lived intangible assets resulting from business combinations completed during the last six months of 2001. SFAS No. 142 also requires the assets to be written down with a goodwill impairment charge against current earnings whenever the recorded values exceed their fair values. If this standard had been implemented as of January 1, 2001, amortization expense would have been reduced by $154,797 in 2001, and earnings per share would have been increased by $0.01.

Impairment of Long-Lived Assets

For long-lived assets, including property and equipment and intangible assets other than goodwill, we evaluate the carrying value of the assets by comparing the estimated undiscounted future cash flows generated from the use of the assets and their eventual disposition with the assets’ reported net book value. If assets are impaired, we write them down to their fair market values. The carrying value of assets are evaluated for impairment when events or changes in circumstances occur which may indicate the carrying amount of the asset may not be recoverable.

Restricted Cash

Restricted cash represents long-term certificates of deposit pledged under a security agreement, in lieu of a cash deposit, on a facility subject to an operating lease.

Revenue Recognition

We earn revenues from product sales of chemical products and reagents to manufacturers for incorporation into their products, from the sale of our products to distributors and end users in the research and clinical diagnostic fields, from license fees for the use of our proprietary technology and know-how, and by providing services to third parties for performing research and development on their behalf. We also have product royalty agreements that result in royalties to us upon ultimate sales of products by our partners.

Revenues from product sales to customers and distributors that require no ongoing obligations are recognized when shipped to the customer and title has passed.

License fees are recognized over the term of the agreement to which the license fees correspond, which may extend to the expiration of the underlying patents, and based on the terms and future performance obligations in the underlying agreements.

Deferred revenue principally represents license fees received in advance and prepayments for product purchases.

Contract research revenues are recognized as the research and development activities are performed under the terms of commercial collaboration and supply agreements and government grants. Direct costs related to these contracts and grants are reported as research and development expenses.

Royalty revenues are recognized when earned under the terms of the related agreements, which is generally upon sale by our partner of products containing our component products.

Income Taxes

Deferred income taxes are provided based on the estimated future tax effects of carryforwards and temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those carryforwards and temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that includes the enactment date. A valuation allowance is recorded for deferred tax assets when it is more likely than not that such deferred tax assets will not be realized.

Research and Development Costs

Research and development costs are expensed as incurred.

Stock-Based Compensation

Epoch applies APB Opinion No. 25, Accounting for Stock Issued to Employees and related interpretations in measuring compensation costs for its employee stock option plans. We disclose proforma net loss and net loss per share as if compensation cost had been determined consistent with Statement of Financial Accounting Standard (SFAS) No. 123, Accounting for Stock-Based Compensation. The disclosure requirements of SFAS No. 123 were amended by SFAS No. 148, Accounting for Stock-Based Compensation-Transition and Disclosure. Stock options and warrants issued to non-employees are accounted for using the fair value method prescribed by SFAS 123 and Emerging Issues Task Force 96-18.

Had we determined compensation cost based on the fair value of our stock options on the grant date under SFAS 123, our net loss and net loss per share would have been the pro forma amounts indicated below:

	Year ended December 31,
	2001	2002	2003
Net loss:
As reported	$(4,576,149)	$(3,215,706)	$(4,691,862)
Add: Stock-based employee compensation expense included in reported net loss	—	—	—
Deduct: Stock-based employee compensation determined under fair value based method for all awards
	(1,615,505)	(1,314,802)	(1,051,470)

Pro forma	$(6,191,654)	$(4,530,508)	$(5,743,332)

Net loss per share – basic and diluted:
As reported	$(0.18)	$(0.13)	$(0.18)

Pro forma	$(0.24)	$(0.18)	$(0.22)

The per share weighted-average fair value of stock options granted during 2001, 2002, and 2003 was $4.25, $1.67, and $1.74, respectively, on the grant date using the Black-Scholes option pricing model with the following assumptions:

	Year ended December 31,
	2001	2002	2003
Expected dividend yield	0.0%	0.0%	0.0%
Risk-free interest rate	4.72%	3.78%	2.97%
Expected volatility	182%	128%	121%
Expected life in years	5	5	5

Net Loss Per Share

Basic loss per share is computed based on weighted average shares outstanding during the reporting period and excludes any potential dilution. Diluted per share amounts reflect potential dilution from the exercise or conversion of securities into common stock or from other contracts to issue common stock. Our capital structure includes common stock options and common stock warrants, all of which have been excluded from net loss per share calculations as they are antidilutive, as follows:

	At December 31,
	2002	2003
Outstanding options	2,764,033	2,384,145
Outstanding warrants	398,333	90,000

Reclassifications

Certain 2001 and 2002 balances have been reclassified to conform to the 2003 presentation.

Recent Accounting Pronouncements.

In November 2002, the Financial Accounting Standards Board Emerging Issues Task Force issued its consensus concerning Revenue Arrangements with Multiple Deliverables (“EITF 00-21”). EITF 00-21 addresses how to determine whether a revenue arrangement involving multiple deliverables should be divided into separate units of accounting, and, if separation is appropriate, how the arrangement consideration should be measured and allocated to the identified accounting units. The guidance in EITF 00-21 is effective for revenue arrangements entered into in fiscal periods beginning after June 15, 2003. The adoption of EITF 00-21 did not have a material impact on our consolidated financial statements.

In January 2003, the FASB issued FASB Interpretation No. 46, Consolidation of Variable Interest Entities, an interpretation of ARB No. 51. This Interpretation addresses the consolidation by business enterprises of variable interest entities as defined in the Interpretation and was revised in December 2003. The Interpretation applied immediately to variable interests in variable interest entities created after January 31, 2003, and to variable interests in variable interest entities obtained after January 31, 2003. For public enterprises, such as the Company, with a variable interest in a variable interest entity created before February 1, 2003, the Interpretation is applied to the enterprise no later than March 31, 2004. The application of this Interpretation is not expected to have a material effect on the Company’s financial statements. We do not believe we have any variable interest entities at this time.

(2)	Sale of San Diego Operations

On May 30, 2003, we sold the assets and customer base of our non-proprietary oligonucleotide operations located in San Diego, California to Eurogentec S.A., a Belgium based supplier of products and services to life sciences companies for $1.4 million in cash. The assets sold included manufacturing and other equipment, inventory, prepaid maintenance contracts, and a non-compete agreement from our acquisition of the business in November 2000. In addition, goodwill of $2,151,846 related to our original acquisition was written-off in the transaction. The sale resulted in a loss of $2,804,862. Net cash proceeds from the transaction were approximately $1.1 million.

(3)	Termination of License Rights

In the fourth quarter of 2003, we terminated a license agreement related to MGB™ technology after the relevant patent was reexamined by the U.S. patent office and the scope of the claims was narrowed such that they do not apply to our current or future products. As a result of the termination, we recognized a $424,828 non-cash charge in the fourth quarter, representing the remaining book value of the consideration originally paid for the license. Termination of this agreement eliminates the future payment of royalties that were required by this license.

(4)	Property and Equipment

Property and equipment consists of the following as of December 31:

	2002	2003
Machinery and equipment	$4,829,389	$3,526,306
Furniture and fixtures	242,332	206,847
Leasehold improvements	2,057,228	2,057,228

	$7,128,949	$5,790,381

Less accumulated depreciation	3,180,954	3,220,829

Property and equipment, net	$3,947,995	$2,569,552

(5)	Identifiable Intangible Assets

Identifiable intangible assets consist of the following as of December 31:

	2002	2003
Non-compete agreement	$1,000,000	$—
License rights	1,556,250	1,000,000

	$2,556,250	$1,000,000

Less accumulated amortization	588,618	132,353

Identifiable intangible assets, net	$1,967,632	$867,647

Scheduled amortization charges from identifiable intangible assets as of December 31, 2003 are as follows:

Year	License Rights
2004	58,824
2005	58,824
2006	58,824
2006	58,824
2007	58,824
Thereafter	573,527

(6)	Long-Term Obligations

Long-term obligations consist of the following as of December 31:

	2002	2003
Term loans, payable in monthly payments of principal and interest at prime rate plus 0.5% through December 2006	$794,182	$883,326

	$794,182	$883,326

Less current portion	282,451	524,562

Long-term obligations, less current portion	$511,731	$358,764

In addition to previously existing term loans, we currently have a loan agreement with a commercial bank that provides for new term loans of up to $1,000,000 to finance manufacturing equipment and other assets and a working capital line of credit of up to $750,000. Funds may be drawn on the equipment facility at any time through June 2004, and on the working capital line of credit at any time through August 2004, provided that we are in compliance with the following financial covenants:

•	Adjusted Quick Ratio of 1.3:1. Adjusted Quick Ratio is defined as the sum of unrestricted cash and cash equivalents and trade accounts receivable divided by the sum of current liabilities, excluding current deferred revenues, and bank debt.

•	Minimum Tangible Net Worth of $1,500,000. Minimum Tangible Net Worth is defined as total equity in accordance with generally accepted accounting principles less intangible assets.

We are currently in compliance with each of these covenants. Advances under term loans and the working capital line of credit are secured by a first position security interest in our assets excluding intellectual property. Amounts advanced under term loans are repayable in 36 monthly payments of principal and interest at the bank’s prime rate plus 0.5%. This rate was 4.0% on December 31, 2003. On the working capital line of credit, interest is payable monthly on any unpaid balances at the bank’s prime rate plus 0.5%, with principal payable in full in September 2004. The bank’s prime rate on March 5, 2004 was 4.0%. As of December 31, 2003, we have drawn $59,336 against the new term loan limit. No amounts have been drawn on the working capital line of credit.

The aggregate amount of long-term obligations at December 31, 2003 maturing by calendar year is as follows:

Obligations
2004	$524,562
2005	$277,344
2006	$81,420

(7)	Accounts Payable and Accrued Liabilities

Accounts payable and accrued liabilities consist of the following as of December 31:

	2002	2003
Payroll and employee benefits	$949,177	$566,764
License fees	232,675	261,557
Trade payables	348,012	165,141
Other	503,711	459,271

Total accounts payable and accrued liabilities	$2,033,575	$1,452,733

(8)	Retirement Savings Plan

Epoch has a profit sharing plan which is qualified under Section 401(k) of the United States Internal Revenue Code. The plan allows eligible employees to contribute up to 20% of their salary. The Company, at its discretion, makes matching contributions to the plan. No matching contributions were made to the plan in 2001, 2002 or 2003.

(9)	Equity

Options to Purchase Common Stock

In 2003, Epoch’s Board of Directors and shareholders adopted the 2003 Stock Incentive Plan (“2003 Plan”), under which 1,000,000 shares of common stock, including shares rolled over from prior stock option plans, were initially reserved for issuance of stock options granted by the Company. The 2003 Plan provides for incentive stock options and non-qualified options to purchase common stock to be granted to employees, directors and other non-employee individuals responsible for management, growth, and financial success of the Company. The Board of Directors determines the exercise price of stock options at the time the option is granted, and, in the case of incentive stock options, the exercise price must be at least equal to the fair market value of the common stock at the time of the grant. Options granted to employees generally vest over a 4-year period of continuous employment while options granted to non-employee members of the Board of Directors vest over one year.

As of December 31, 2003, there were 1,022,626 shares available for issuance under the 2003 Plan. The 2003 Plan provides for annual increases in the number of shares available for issuance on the first day of each year, beginning January 1, 2004, equal to the lesser of 750,000 shares, 2.5% of the fully diluted outstanding shares on the date of annual increase, or such amount as may be determined by the Board. In January 2004, an additional 500,000 shares became issuable under the 2003 Plan.

A summary of the 2003 and prior stock option plans follows:

	2001		2002		2003
	Shares	Weighted- Average Exercise Price	Shares	Weighted- Average Exercise Price	Shares	Weighted- Average Exercise Price
Outstanding at beginning of year	1,887,777	$3.44	2,388,509	$3.59	2,764,033	$3.17
Granted	637,000	4.38	568,667	1.90	274,500	2.12
Exercised	(51,143)	3.41	(31,912)	0.57	(188,562)	1.26
Forfeited or cancelled	(85,125)	7.58	(161,231)	5.21	(465,826)	3.75

Outstanding at end of year	2,388,509	$3.59	2,764,033	$3.17	2,384,145	$3.09

Options exercisable at year end	1,481,166	$3.13	1,854,633	$3.26	1,831,664	3.17
Average fair value of options granted		$4.25		$1.67		$1.74

The following table summarizes information about stock options at December 31, 2003:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number outstanding at 12/31/03	Weighted-Average Remaining Years Contractual Life	Weighted-Average Exercise Price	Number Exercisable at 12/31/03	Weighted-Average Exercise Price
$ 0.30 - 1.00	225,179	2.44	$0.62	225,179	$0.62
1.12 - 1.95	863,140	6.88	1.74	641,381	1.71
2.00 - 3.88	611,375	6.25	2.68	404,583	2.82
4.50 - 5.38	487,458	5.50	4.85	370,634	4.80
7.25 - 8.81	148,493	6.41	7.48	146,493	7.47
9.50 - 14.63	48,500	6.46	12.64	43,394	12.72

$ 0.30 - 14.63	2,384,145	5.98	$3.09	1,831,664	$3.17

Warrants to Purchase Common Stock

A summary of our outstanding warrants follows.

	2001		2002		2003
	Shares	Exercise Price Range	Shares	Exercise Price Range	Shares	Exercise Price Range
Outstanding at beginning of year	1,514,749	$0.50 - 16.00	383,333	$0.75 - 16.00	398,333	$0.75 - 16.00
Granted	—	0.00 - 0.00	15,000	2.53 - 2.53	—	0.00 - 0.00
Exercised	(631,416)	0.50 - 0.75	—	0.00 - 0.00	(283,333)	0.75 - 0.75
Expired	(500,000)	1.00 - 1.00	—	0.00 - 0.00	(25,000)	8.00 - 16.00

Outstanding at end of year	383,333	$0.75 - 16.00	398,333	$ 0.75 -16.00	90,000	$ 2.53 -10.19

Warrants exercisable at year end	376,021	$0.75 - 16.00	393,709	$ 0.75 -16.00	88,064	2.53 - 10.19
Weighted average exercise price		$3.03		$3.01		$7.49

Our warrants have expiration dates that range to 2007 and all warrants are fully vested at December 31, 2003 with the exception of 1,936 warrants issued to a consultant that vest monthly through 2004. Non-cash expenses resulting from the issuance of warrants was $8,859 in 2001, $38,084 in 2002, and $2,950 in 2003.

(10)	Income Taxes

There was no income tax benefit recognized for our net losses in 2001, 2002, and 2003. The difference between taxes computed by applying the U.S. Federal corporate tax rate of 34% and the actual income tax provision in 2001, 2002, and 2003 is primarily the result of limitations on utilizing net operating losses.

The tax effects of temporary differences and carryforwards that give rise to significant portions of the deferred tax assets at December 31, 2002 and 2003 are presented below:

	2002	2003
Net operating loss carryforwards	$16,236,671	$17,156,617
Research and development credit carryforwards	2,328,070	2,500,417
Capitalized research and development	4,844,200	5,389,203
Bad debt write-off	1,117,270	1,117,270
Deferred revenue	1,088,681	1,007,041
Other	1,386,905	1,589,909

Total gross deferred tax assets	27,001,797	28,760,457
Less deferred tax asset valuation allowance	27,001,797	28,760,457

Net deferred tax assets	$—	$—

The net change in the valuation allowance for 2001, 2002, and 2003 was an increase of approximately $1,898,000, $1,299,000, and $1,759,000 respectively, due primarily to doubt as to our ability to utilize net operating losses and research and development credits.

At December 31, 2003, we had net operating loss carryforwards for income tax purposes of approximately $50,461,000 and unused research and development tax credits of approximately $2,500,000 available to offset future taxable income and income taxes, respectively, expiring through 2020. Our ability to utilize net operating loss and credit carryforwards is limited pursuant to the Tax Reform Act of 1986, due to cumulative changes in stock ownership in excess of 50%.

(11)	Leases

In February of 2000, we entered into a 12-year non-cancelable operating lease for 25,000 square feet of office and laboratory space in Bothell, Washington, which we occupied in November 2000. In April 2003 we amended our existing lease by adding 5,000 square feet of contiguous unimproved space.

Future minimum cash payments under non-cancelable operating leases are as follows:

Year ending December 31,
2004	$705,916
2005	730,623
2006	756,195
2007	782,662
2008	810,055
Thereafter	3,533,837

$7,319,288

Rent expense is recognized on the straight-line method over the term of the leases. Rent expense on operating leases was $793,019 in 2001, $781,667 in 2002, and $787,900 in 2003.

(12)	Legal Proceedings

Mordecai Jofen, as Trustee of the Harbor Trust, f/k/a The Edward Blech Trust v. Epoch Biosciences, Inc., United States District Court for the Southern District of New York, Case No. 01 CV 4129

The Harbor Trust (formerly the Edward Blech Trust) filed a complaint against us in 2001, alleging the breach of a 1996 letter agreement between us and David Blech, allegedly resulting in damages to Blech and/or the Harbor Trust of at least $10 million.

In July 2002, the Court granted our motion to dismiss without leave to file an amended complaint and the Harbor Trust appealed the Court’s dismissal of its case to the United States Court of Appeal for the Second Circuit. On May 14, 2003, the Second Circuit affirmed the dismissal.

(13)	Selected Quarterly Financial Data (unaudited)

Summary unaudited quarterly financial data for 2002 and 2003 is as follows:

	2002
	March 31	June 30	September 30	December 31
Total revenue	$2,281,956	$2,488,063	$2,658,863	$3,797,062
Net income (loss)	$(1,216,752)	$(1,201,584)	$(860,983)	$63,613
Net loss per share – basic and diluted	$(0.05)	$(0.05)	$(0.03)	$0.00

	2003
	March 31	June 30	September 30	December 31
Total revenue	$2,415,498	$2,452,301	$2,009,910	$2,023,561
Net income (loss)	$(874,428)	$(3,059,736)	$(331,591)	$(426,107)
Net loss per share – basic and diluted	$(0.03)	$(0.12)	$(0.01)	$(0.02)

During the second quarter of 2003 we sold our San Diego Operations (see note (2) Sale of San Diego Operations).

During the fourth quarter of 2003 we terminated a license agreement (see note (3) Termination of License Rights).

(14)	Subsequent Event – Private Equity Investment

In February 2004, we raised $6,175,000 in gross proceeds in a private placement of common stock and common stock warrants. In the transaction, we sold 2,470,000 shares of common stock at $2.50 per share and granted the investors five-year warrants to purchase an additional 741,000 shares of the Company’s common stock at an exercise price of $3.89 per share.